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                            SCHEDULE 14A INFORMATION

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                            United National Bancorp
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[LOGO] UNITED NATIONAL BANCORP

                                               May 7, 2003

Dear Fellow Shareholder:

As we approach our May 20th Annual Meeting, we believe it is appropriate to update you with regard to the performance of our Company.

At the end of 1991, United National had assets of $691 million, loans of $290 million, deposits of $609 million, market capitalization of $38 million and earnings of $3.8 million. At the end of 2002, as a result of five successful acquisitions and healthy organic growth, we have grown to $2.9 billion in assets with $1.7 billion in loans, $2.2 billion in deposits and a market cap of nearly $500 million while finishing the year earning $20.4 million. Importantly, this growth has been achieved in a highly attractive market area with strong core deposits as the lynchpin of our growth. This point was recently highlighted in a research report from the investment banking firm Ryan Beck & Co.

Since the current management team of the Company took over in June of 1992, we have been rewarded as shareholders for the very respectable growth that we have enjoyed. Since June 1, 1992, United National's stock has appreciated 389%. This compares quite favorably to 34 publicly traded banks with assets between $1 billion and $10 billion in the mid-Atlantic region as tracked by Fact Set Research Services. The average stock price appreciation for this group over the same time frame was 302%.

Furthermore, our consistent history of paying cash dividends has provided shareholders of United National with a total return of 611% over this period, compared to the mid-Atlantic bank average of 464%.

In the first quarter of 2003, average loans grew 18% on an annualized basis, while core deposits (which exclude CD's and IRA's) grew at an annualized rate of 13%. Additionally, we continue to reap the benefits of the Vista acquisition, after having made significant investments in Information Technology and Human Resources that have positioned the Company for the opportunities that lie ahead. As we look toward the future, we are excited about our prospects for continued growth and rewards as shareholders of United National.

We are confident that when all the facts are examined, you will find your organization strong, poised for growth, and prepared to meet the future. With that in mind, we ask that you return the WHITE proxy card with your vote FOR management's proposals.

We look forward to seeing you at the Annual Meeting on May 20th.

Sincerely,

/s/ Thomas C. Gregor

Thomas C. Gregor
Chairman and Chief Executive Officer